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                                                                   EXHIBIT 23.1


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan of Net Effect Systems, Inc. of our report dated November 19, 1999 (except for Note 7, as to which the date is June 28, 1999) with respect to the financial statements of Ask Jeeves, Inc, as of December 31, 1997 and 1998 and for the period from June 13, 1996 (inception) through December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 included in the Registration Statement (Form S-1), as amended, and the related prospectus of Ask Jeeves, Inc, filed with the Securities and Exchange Commission.



Walnut Creek, California
January 28, 2000